Exhibit 3.8

TG-17, INC.

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES CF-2 PREFERRED STOCK

PURSUANT TO NRS 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Doron Kempel, does hereby certify that:

1. The undersigned is the Chief Executive Officer of TG-17, INC., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 150,000,000 shares of preferred stock, $0.0001 par value per share.

3. On June 19, 2025, the following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s Articles of Incorporation authorizes the issuance of 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to divide the preferred stock into any number of series, fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the designation and number of a series of the preferred stock and to determine the designation, relative rights, preferences and limitations thereof, which shall consist of 2,900,000 shares of the preferred stock which the Corporation has the authority to issue.

4. On August 12, 2025, the following resolution was duly adopted by the Board of Directors, to read as follows:

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders to reincorporate the Company from the State of Delaware to the State of Nevada through a corporate conversion pursuant to Section 266 of the Delaware General Corporate Law under the name “TG-17, Inc.”.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the powers, designations, rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.   Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” means the Corporation’s articles of incorporation, as amended and restated from time to time.

“Available Proceeds” shall have the meaning set forth in Section 5.3.2.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Bylaws” means the Corporation’s bylaws, as amended and restated from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Price” shall have the meaning set forth in Section 6.1.1.

“Deemed Liquidation Event” shall have the meaning set forth in Section 5.3.

“Holder” shall have the meaning set forth in Section 3.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series CF-2 Preferred Stock.

“Liquidation Amount” shall have the meaning set forth in Section 5.2.

“Merger Agreement” shall have the meaning set forth in Section 5.3.2.

“Non-Voting Common Stock” means the Corporation’s non-voting common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Original Issue Date” means the date on which the first share of Series CF-2 Preferred Stock was issued.

“Original Issue Price” shall mean $1.29255 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

“Pari Passu Liquidation Amount” shall have the meaning set forth in Section 5.2.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Requisite Holders” shall have the meaning set forth in Section 4.3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Liquidation Multiple” shall have the meaning set forth in Section 5.1.

“Series B-1 Certificate of Designation” shall have the meaning set forth in Section 5.1.

“Series B-1 Requisite Holders” shall have the meaning set forth in Section 5.1.

“Series CF-2 Liquidation Amount” shall have the meaning set forth in Section 5.1.1.

“Subscription Agreement” means the Series CF-2 Preferred Stock subscription agreement, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Tokens” shall have the meaning set forth in Section 4.3.4.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).

“Voting Preferred Stock” shall have the meaning set forth in Section 4.2.

“Waterfall Adjustment Event” shall have the meaning set forth in Section 5.1.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series CF-2 Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 2,900,000. Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock and Non-Voting Common Stock payable in shares of Common Stock or Non-Voting Common Stock as applicable) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designation) the holders of the outstanding shares of the Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to:

(a) in the case of a dividend on Common Stock or Non-Voting Common Stock or any class or series that is convertible into Common Stock or Non-Voting Common Stock, that dividend per share as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock or Non-Voting Common Stock and (2) the number of shares of Non-Voting Common Stock issuable upon conversion of a share of Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend; or

(b) in the case of a dividend on any class or series that is not convertible into either Common Stock or Non-Voting Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the Holders pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend to the Holders.

Section 4. Voting Rights.

4.1. General. Except as otherwise required by applicable law or this Certificate of Designation, the Holders shall have no voting rights.

4.2. Voting Preferred Stock Protective Provisions. At any time when at least 18,562,493 shares of other series of preferred stock issued by the Corporation and entitled to vote as per their respective certificate of designation (the “Voting Preferred Stock”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Voting Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or statutory conversion, by transfer, domestication or continuance into a foreign jurisdiction, or otherwise, do any of the following without (in addition to any other vote required by law, the Articles of Incorporation or the Bylaws) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Voting Preferred Stock voting together on an as-converted to Common Stock basis (the “Requisite Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.2.1. liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any statutory conversion, effect any transfer, domestication or continuance into a foreign jurisdiction, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

4.2.2. amend, alter or repeal any provisions of Articles of Incorporation, Bylaws, this Certificate of Designation, or any other Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the preferred stock issued by the Corporation;

4.2.3. (a) create, or authorize the creation of, or reclassify, any capital stock unless the same ranks junior to the Preferred Stock with respect to its rights, preferences and privileges, or (b) increase the authorized number of shares of Preferred Stock or any additional class or series of capital stock of the Corporation unless the same ranks junior to the Preferred Stock with respect to its rights, preferences and privileges;

4.2.4. cause or permit any of its subsidiaries to, without approval of the Board of Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;

4.2.5. purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (a) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (b) dividends or other distributions payable on the Common Stock or Non-Voting Common Stock solely in the form of additional shares of Common Stock or Non-Voting Common Stock, as applicable, and (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof or (d) as approved by the Board of Directors;

4.2.6. create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan; or increase or decrease the authorized number of directors constituting the Board of Directors, change the number of votes entitled to be cast by any director or directors on any matter, or adopt any provision inconsistent with this Certificate of Designation].

Section 5. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

5.1. Preferential Payments to Holders of Preferred Stock prior to a Waterfall Adjustment Event. Prior to the occurrence of a Waterfall Adjustment Event, in the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and (b) a Deemed Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders in accordance with this Section 5.1. From and after the occurrence of a Waterfall Adjustment Event, in the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and (b) a Deemed Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders in accordance with Section 5.2 below. A “Waterfall Adjustment Event” shall mean the vote or written consent of (x) the Requisite Holders and the Series B-1 Requisite Holders (as defined in the certificate of designation of preferences, rights and limitations of series B-1 preferred stock issued by the Corporation (the “Series B-1 Certificate of Designation”)) agreeing to a Senior Liquidation Multiple equal to one (1) times the Original Issue Price and (y) the holders of a majority of the outstanding shares of Junior Securities entitled to vote as per their respective certificate of designation, agreeing to a liquidation multiple equal to one (1) times the applicable original issue price.

5.1.1. Preferential Payments to Holders. Subject to Section 5.1 and Section 5.2, in the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event, the Holders shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Corporation ranking on liquidation prior and in preference to the Preferred Stock, (ii) ratably with any class or series of stock designated as ranking on liquidation on parity with the Preferred Stock (including, without limitation, series B-1 preferred stock and series B-2 preferred stock issued by the Corporation) and (iii) in preference and priority to the holders of the shares of Junior Securities, an amount per share equal to the greater of (i) two (2) times the Original Issue Price (the “Senior Liquidation Multiple”), plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of the Preferred Stock (and all shares of all other series of preferred stock issued by the Corporation that would receive a larger distribution per share if such series of preferred stock were converted into Common Stock or Non-Voting Common Stock, as applicable) been converted into Non-Voting Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series CF-2 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock, the full amount to which they shall be entitled under this Section 5.1.1, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the amount which would otherwise be payable in respect of Preferred Stock upon such distribution if the amount payable on or with respect to Preferred Stock was paid in full.

5.2. Preferential Payments to Holders of Preferred Stock following a Waterfall Adjustment Event. Subject to Section 5.1, from and after the occurrence of a Waterfall Adjustment Event, in the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event, the Holders shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, on a pari passu basis based on their respective Pari Passu Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock and Non-Voting Common Stock by reason of their ownership thereof, an amount per share of Preferred Stock equal to the greater of (i) the Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock (and all shares of all other series of preferred Stock issued by the Corporation that would receive a larger distribution per share if such series of preferred stock were converted into Common Stock or Non-Voting Common Stock, as applicable) been converted into Non-Voting Common Stock pursuant to Section 5.1.1 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as applicable, as the “Pari Passu Liquidation Amount” and the amount payable pursuant to this Section 5.2 or the Series CF-2 Liquidation Amount is hereinafter referred to, the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders, the full amount to which they shall be entitled under this Section 5.2, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the amount which would otherwise be payable in respect of Preferred Stock upon such distribution if the amount payable on or with respect to Preferred Stock was paid in full.

5.3. Deemed Liquidation Events.

5.3.1. Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party, or

(ii) subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

5.3.2. Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5.3.l(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 5.1 or Section 5.2, as applicable.

(b) In the event of a Deemed Liquidation Event referred to in Section 5.3.l(a)(ii) or Section 5.3.l(b), if the Corporation does not effect a dissolution of the Corporation under the NRS within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred and twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by NRS governing distributions to stockholders (the “Available Proceeds”), on the one hundred and fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series CF-2 Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of preferred stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under NRS governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 5.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

5.3.3. Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

5.3.4. Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 5.3.l(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5.1 or Section 5.2, as applicable, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5.1 or Section 5.2, as applicable, after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6. Optional Conversion. The Holders shall have conversion rights as follows (the “Conversion Rights”):

6.1. Right to Convert.

6.1.1. Conversion Ratio. Each share of Preferred Stock shall be convertible into Non-Voting Common Stock at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Non-Voting Common Stock as is determined by dividing the applicable Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion.

The “Conversion Price” applicable to Preferred Stock shall initially be equal to the Original Issue Price of Preferred Stock. The initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Non-Voting Common Stock shall be subject to adjustment as provided below.

6.1.2. Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 5.1 or Section 5.2, as applicable, to holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

6.2. Fractional Shares. No fractional shares of Non-Voting Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Non-Voting Common Stock to be issued upon conversion of the Preferred Stock shall be rounded to the nearest whole share.

6.3. Mechanics of Conversion.

6.3.1. Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Non-Voting Common Stock, such holder shall (a) provide written notice in the form of conversion notice attached hereto as Annex A to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Non-Voting Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Non-Voting Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Non-Voting Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Preferred Stock represented by any surrendered certificate that were not converted into Non-Voting Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

6.3.2. Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Non-Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Non-Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Non-Voting Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation, Bylaws and any certificate of designation. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Non-Voting Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Non-Voting Common Stock at such adjusted applicable Conversion Price.

6.3.3. Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Non-Voting Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action regardless of the provisions of Section 4.3 or Section 4.4 above) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.3.4. No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Non-Voting Common Stock delivered upon conversion.

6.3.5. Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Non-Voting Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Non-Voting Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6.4. Adjustments to Conversion Price for Diluting Issues.

6.4.1. Special Definitions. For purposes of this Section 6, the following definitions shall apply:

(a) “Additional Shares of Common Stock” shall mean all shares of Common Stock and Non-Voting Common Stock issued (or, pursuant to Section 6.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock or Non-Voting Common Stock and (2) shares of Common Stock or Non-Voting Common Stock deemed issued pursuant to the following Options and Convertible Securities (as defined below) (clauses (1) and (2), collectively, “Exempted Securities”):

(i) as to any series of preferred stock, shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of preferred stock;

(ii) shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock and Non-Voting Common Stock, as applicable, that is covered by Section 6.5, Section 6.6, Section 6.7 or Section 6.8;

(iii) shares of Common Stock, Non-Voting Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(iv) shares of Common Stock, Non-Voting Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock or Non-Voting Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors;

(vi) shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors;

(vii) shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors; or

(viii) shares of Common Stock, Non-Voting Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar agreements or strategic partnerships approved by the Board of Directors.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock or Non-Voting Common Stock, but excluding Options.

(c) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock, Non-Voting Common Stock or Convertible Securities.

6.4.2. No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

6.4.3. Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock or Non-Voting Common Stock, as applicable (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number), issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 6.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 6.4.4 (either because the consideration per share (determined pursuant to Section 6.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 6.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 6.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 6.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 6.4.3). If the number of shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 6.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

6.4.4. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A+ C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b) “CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock or Non-Voting Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock or Non-Voting Common Stock, as applicable, issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including preferred stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock or Non-Voting Common Stock, as applicable, that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

6.4.5. Determination of Consideration. For purposes of this Section 6.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock and Non-Voting Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

6.4.6. Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 6.4.4 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.5. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock or Non-Voting Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Non-Voting Common Stock issuable on conversion of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock and Non-Voting Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock or Non-Voting Common Stock, as applicable, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Non-Voting Common Stock issuable on conversion of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock and Non-Voting Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.6. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock or Non-Voting Common Stock, as applicable, entitled to receive, a dividend or other distribution payable on the Common Stock or Non-Voting Common Stock, as applicable, in additional shares of Common Stock or Non-Voting Common Stock, as applicable, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock and Non-Voting Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock and Non-Voting Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Non-Voting Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Non-Voting Common Stock in a number equal to the number of shares of Non-Voting Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Non-Voting Common Stock on the date of such event.

6.7. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock and Non-Voting Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock or Non-Voting Common Stock in respect of outstanding shares of Common Stock and Non-Voting Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock and Non-Voting Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Non-Voting Common Stock on the date of such event.

6.8. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 5.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock or Non-Voting Common Stock (but not any preferred stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6.4, Section 6.6 or Section 6.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Non-Voting Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Non-Voting Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

6.9. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price then in effect, and (b) the number of shares of Non-Voting Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

6.10. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock and Non-Voting Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock or Non-Voting Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock or Non-Voting Common Stock, as applicable (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock), shall be entitled to exchange their shares of Common Stock or Non-Voting Common Stock, as applicable (or such other capital stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

Section 7. Mandatory Conversion.

7.1. Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least three (3) times original issue price of series B-1 preferred stock (as defined in Series B-1 Certificate of Designation) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation (a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock at the then effective conversion rate as calculated pursuant to Section 6.1.1 and (ii) such shares may not be reissued by the Corporation.

7.2. Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 7.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Non-Voting Common Stock issuable upon such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

Section 8 Redemption. Other than as set forth in Section 5.3.2(b), the Preferred Stock is not redeemable at the option of the holder or the Corporation.

Section 9 Redeemed or Otherwise Acquired Shares. Unless otherwise consented to by the Requisite Holders and the Board of Directors, any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

Section 10 Miscellaneous.

10.1. Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of preferred stock by the affirmative written consent or vote of the Requisite Holders, and (b) at any time more than one series of preferred stock is issued and outstanding, any of the rights, powers, preferences and other terms of Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock.

10.2. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the NRS, and shall be deemed sent upon such mailing or electronic transmission.

10.3. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

10.4. Waiver. Any waiver by the Corporation or a Holder of any provision of this Certificate of Designation or any breach thereof shall not operate as or be construed to be a waiver of any other provision of this Certificate of Designation or any breach thereof or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

10.5. Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

10.6. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

10.7. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

RESOLVED, FURTHER, that the Chief Executive Officer and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations of Series CF-2 Preferred Stock in accordance with the foregoing resolution and the provisions of NRS.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 12th day of August, 2025.

TG-17, Inc.

By	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

[Signature page to the Certificate of Designation for Series CF-2 Preferred Stock of TG-17, Inc.]

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series CF-2 Preferred Stock indicated below into shares of non-voting common stock, par value $0.0001 per share (the “Non-Voting Common Stock”), TG-17, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Non-Voting Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Subscription Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Number of shares of Non-Voting Common Stock to be Issued:

Applicable Conversion Price:_____________________________________________________
Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery: ______________________or

DWAC Instructions:

Broker no: _________

Account no: ___________

[HOLDER]

By:
Name:
Title: